Exhibit 10.2

nStor Technologies, Inc.

July 31, 2004

Cenvill Recreation, Inc.
1601 Forum Place
Suite 500
West Palm Beach, Florida 33417
Attn:  Mark F. Levy

Dear Mr. Levy:

We have agreed to the following amendments to that certain Promissory Note, dated December 31, 2003, in the amount of $2,194,124 (the “Note”), as amended on April 30, 2004 increasing the outstanding principal of the Note to $2,252,154 with a maturity date of July 31, 2004 (“Amended Note”), payable by nStor Technologies, Inc. to Cenvill Recreation, Inc., copies of which are attached hereto.

1)         The maturity date of the Amended Note is hereby extended from July 31, 2004 to October 31, 2004 (“Maturity”).

2)         Accrued and unpaid interest on the Amended Note through July 31, 2004 in the amount of $45,289 is hereby added to the $2,252,154 principal amount of the Amended Note so that as of the date hereof, the principal amount of the Amended Note has been increased to $2,297,443 (the “New principal Amount”).  Interest at the rate of eight percent (8%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

                                                                                                Cenvill Recreation, Inc.

/s/ Jack Jaiven                                                                          Agreed By: /s/ Mark F. Levy
Jack Jaiven                                                                               Mark F. Levy
Vice President and Treasurer                                                    Vice President and Secretary

JJ/tw

1601 Forum Place * Suite 500 * West Palm Beach * Florida * 33401
(561) 640-3105 * fax (561) 640-3160